Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-258947) and related Proxy Statement/Prospectus of Benefit Street Partners Realty Trust, Inc for the registration of 34,344,313 shares of its Class A common stock and 10,329,039 shares of its Series E cumulative redeemable preferred stock and to the inclusion as Annex C to this Proxy Statement/Prospectus of our report dated March 10, 2021, with respect to the consolidated financial statements of Benefit Street Partners Realty Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

September 2, 2021